EXHIBIT No. 99

                                                           FOR IMMEDIATE RELEASE

                      VIDEO UPDATE ACQUIRES VIDEO WAREHOUSE
                      ADDING 10 STORES IN PACIFIC NORTHWEST


         ST. PAUL, MN, January 16, 1997 -- Video Update,  Inc.  (Nasdaq National
Market: VUPDA, VUPDZ), an international video chain, today announced that it has acquired the assets of Longview, Washington-based Video Warehouse Inc., a privately owned chain of 10 video rental stores. Further terms of the agreement were not disclosed.

         Dan Potter, Chairman and Chief Executive Officer of Video Update, commented, "Today's purchase of Video Warehouse further complements our existing strong presence in the Pacific Northwest. We expect this expansion to offer additional efficiencies and further enhance consumer awareness of the Video Update brand name in this region. Going forward, we will continue to look for acquisition opportunities that provide the best value for our customers and shareholders."

         Video Update, Inc. is an international video retail chain with 289 video stores in North America of which 261 are corporately-owned and 28 are franchised as of January 15, 1997, excluding the 23 Video View rental stores currently under management. Video Update stores are located in fourteen states in the U.S. and in three provinces in Canada.

         Matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. These and similar acquisition related risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10-QSB for the quarter ended October 31, 1996.